Exhibit (a)(4)


                       Form of Letter to Limited Partners


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                   Maxus Real Property Investors - Four, L.P.
                                 104 Armour Road
                        North Kansas City, Missouri 64116

                                 April 20, 2001

To our Limited Partners:

   Enclosed for your review is an Offer to Purchase your limited partnership units in Maxus Real Property Investors-Four, L.P. (the "Partnership"). Please read all of the enclosed material carefully before deciding to tender your units.

We invite your attention to the following:

   o This Offer is being made to all limited partners.

   o Up to 2,025 units may be purchased by the Partnership. If more than 2,025 units are tendered, the Partnership may decide to purchase more than 2,025 units or the Partnership may decide to purchase less than all of the units tendered on a pro rata basis.

   o The Offer will expire at 12:00 midnight, Eastern Standard Time on June 5, 2001, unless the Offer is extended.

   After reading the Offer to Purchase (white), if you wish to tender any or all of your units, complete and return to Maxus Real Property Investor-Four, L.P. before June 5, 2001, the following:

   (1) the Letter of Transmittal (yellow); and

   (2) the Substitute Form W-9 (green).

                    MAXUS REAL PROPERTY INVESTORS-FOUR, L.P.
                            ATTN: CHRISTINE ROBINSON
                                 104 ARMOUR ROAD
                        NORTH KANSAS CITY, MISSOURI 64116

                For additional information, call: (816) 303-4500